Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of October 31, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of October 31, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $477,709)	$498,484
Cash and cash equivalents	317,211
Other assets	16,080
Other liabilities	(15,338)
Accrued performance fee	(2,412)
Management fee payable	(355)
Net Asset Value	$813,670
Number of outstanding shares	30,704,108

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of October 31, 2024 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of October 31, 2024
Series I
A-II Shares	$185,245	7,012,220	$26.42
F-I Shares	$21,099	802,854	$26.28
V Shares	$1	40	$25.00
E shares	$110	4,167	$26.50
Series II
A-II Shares	$592,455	22,325,877	$26.54
F-I Shares	$14,326	542,664	$26.40
V Shares	$1	40	$25.00
E shares	$433	16,246	$26.62
Total	813,670	30,704,108